UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 23, 2010

EXCEL TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of Principal Executive Offices, Including Zip Code)

(858) 613-1800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 23, 2010, Excel Trust, Inc., a Maryland corporation (the “Company”), through its operating partnership subsidiary, Excel Trust, L.P. (the “Operating Partnership”), executed a purchase agreement to acquire Park West Place Shopping Center (“Park West”), a 739,234 square foot retail shopping center (of which 597,787 is owned) located in Stockton, California. The purchase price for Park West, excluding closing costs, is approximately $92.5 million. Major tenants include Lowes, Target (not owned), Kohl’s, Sports Authority, Joann’s Fabrics, Babies R Us, Ross, Bed Bath and Beyond, Borders, PetSmart and Office Depot.

The Company expects to fund this acquisition from available cash and borrowings under its unsecured line of credit. This acquisition is subject to due diligence and other customary closing conditions. The Company can offer no assurances that the acquisition will close on the terms described herein, or at all.

The foregoing description of the property acquisition does not purport to be complete and is qualified in their entirety by reference to the full text of the purchase agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 28, 2010, the Company issued a press release announcing its agreement to purchase Park West. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 7.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit	Description of Exhibit

10.1	Purchase and Sale Agreement and Joint Escrow Instructions dated September 23, 2010.

99.1	Press release issued by Excel Trust, Inc. on September 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2010	Excel Trust, Inc.

	By:	/s/ S. ERIC OTTESEN
S. Eric Ottesen General Counsel

EXHIBITS

Exhibit	Description of Exhibit

10.1	Purchase and Sale Agreement and Joint Escrow Instructions dated September 23, 2010.

99.1	Press release issued by Excel Trust, Inc. on September 28, 2010.